As filed with the Securities and Exchange Commission on June 30, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESPONSYS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0476820
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

900 Cherry Avenue, 5th Floor

San Bruno, California 94066

(Address of Principal Executive Offices and Zip Code)

1999 Stock Plan, as amended

2011 Equity Incentive Plan

(Full Title of the Plan)

Julian K. Ong, Esq.

General Counsel

900 Cherry Avenue, 5th Floor

San Bruno, California 94066

(Name and Address of Agent for Service)

Copies to:

Jeffrey R. Vetter, Esq.

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

(650) 988-8500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share:
— To be issued under the 2011 Equity Incentive Plan	10,556,464(2)	$15.59(3)	$164,575,273.76	$19,107.19
— Subject to options outstanding under the 1999 Stock Plan, as amended	9,439,244(4)	$ 2.03(5)	$ 19,161,665.32	$ 2,224.67
Total	19,995,708		$183,736,939.08	$21,331.86

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock under the Registrant’s 1999 Stock Plan, as amended (the “1999 Plan”) and the 2011 Equity Incentive Plan (the “2011 Plan”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2)	Consists of (i) 10,000,000 shares initially reserved for grant under the 2011 Plan and (ii) 556,464 shares reserved and available for grant under the 1999 Plan. In addition, shares that are subject to outstanding awards under the 1999 Plan that cease to be subject to such awards and shares issued under the 1999 Plan that are forfeited or repurchased at their original issue price will be available for future issuance under the 2011 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act using the average of the high and low prices for the Registrant’s common stock as reported on the NASDAQ Global Select Market on June 24, 2011.
(4)	Consists entirely of shares subject to outstanding awards under the 1999 Plan as of June 30, 2011. Shares that are subject to outstanding awards under the 1999 Plan that cease to be subject to such awards and shares issued under the 1999 Plan that are forfeited or repurchased at their original issue price will be available for future issuance under the 2011 Plan.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act using the weighted average exercise price (rounded to the nearest cent) for outstanding awards under the 1999 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s quarterly report on Form 10-Q filed on May 23, 2011 under Section 13 or 15(d) of the Exchange Act, as amended (File No. 001-35125) (the “Form 10-Q”);

(b)	the Registrant’s prospectus filed on April 21, 2011 pursuant to Rule 424(b)(4) under the Securities Act relating to the registration statement on Form S-1, as amended (File No. 333-171377) (the “Form S-1”); and

(c)	the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-35125) filed on April 6, 2011 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

In addition, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections.

The Registrant has directors’ and officers’ liability insurance for securities matters.

These indemnification provisions and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 9 hereof.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

(a) The following exhibits are filed herewith:

		Incorporated by Reference
Exhibit No.	Exhibit Title	Form	File No.	Exhibit No.	Filing Date	Filed Herewith

4.01	Restated Certificate of Incorporation of the Registrant.	10-Q	001-35125	3.1	05/23/2011

4.02	Amended and Restated Bylaws of the Registrant.	10-Q	001-35125	3.2	05/23/2011

5.01	Opinion of Fenwick & West LLP regarding legality of the securities being registered.					X

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).					X

23.02	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X

23.03	Consent of Ernst & Young, Independent Auditors.					X

24.01	Power of Attorney (see signature page hereto).					X

99.01	1999 Stock Plan, as amended and forms of stock option and stock option exercise agreement.	S-1	333-171377	10.2	12/23/2011

99.02	2011 Equity Incentive Plan and forms of stock option award agreement, restricted stock award agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.	S-1	333-171377	10.3	04/04/2011

99.03	Form of 2011 Equity Incentive Plan Stock Option Exercise Agreement.					X

Item 9.	Undertakings.

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Bruno, State of California, on this 30th day of June, 2011.

RESPONSYS, INC.

/s/ Daniel D. Springer
Daniel D. Springer
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel D. Springer, Christian A. Paul and Julian K. Ong, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Daniel D. Springer Daniel D. Springer	Chief Executive Officer and Chairman (Principal Executive Officer)	June 30, 2011

/s/ Christian A. Paul Christian A. Paul	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 30, 2011

/s/ Robert W. Frick Robert W. Frick	Director	June 30, 2011

/s/ Edwin J. Gillis Edwin J. Gillis	Director	June 30, 2011

/s/ Bruce Golden Bruce Golden	Director	June 30, 2011

/s/ Greg Gretsch Greg Gretsch	Director	June 30, 2011

/s/ Michael N. Schuh Michael N. Schuh	Director	June 30, 2011

Exhibit Index

		Incorporated by Reference
Exhibit No.	Exhibit Title	Form	File No.	Exhibit No.	Filing Date	Filed Herewith

4.01	Restated Certificate of Incorporation of the Registrant.	10-Q	001-35125	3.1	05/23/2011

4.02	Amended and Restated Bylaws of the Registrant.	10-Q	001-35125	3.2	05/23/2011

5.01	Opinion of Fenwick & West LLP regarding legality of the securities being registered.					X

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).					X

23.02	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X

23.03	Consent of Ernst & Young, Independent Auditors.					X

24.01	Power of Attorney (see signature page hereto).					X

99.01	1999 Stock Plan, as amended and forms of stock option and stock option exercise agreement.	S-1	333-171377	10.2	12/23/2011

99.02	2011 Equity Incentive Plan and forms of stock option award agreement, restricted stock award agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.	S-1	333-171377	10.3	04/04/2011

99.03	Form of 2011 Equity Incentive Plan Stock Option Exercise Agreement.					X